EXHIBIT 99.1

PayPal Plans to Appoint Carmine Di Sibio to Board of Directors

Board intends to appoint Carmine Di Sibio, EY’s outgoing Global Chairman and CEO, as an independent director, effective July 2024

Belinda Johnson plans to retire from the Board at the Annual Meeting

SAN JOSE, Calif., Mar. 28, 2024 /PRNewswire/ — PayPal Holdings, Inc. (NASDAQ: PYPL) today announced its Board of Directors intends to appoint Carmine Di Sibio, outgoing Global Chairman and CEO of EY, to the Board as an independent director, effective July 1, 2024.

“We are very pleased about the planned addition of Carmine to our Board given his demonstrated record of championing innovation, extensive experience advising regulated financial companies, and keen understanding of what it takes for global companies to succeed,” said Alex Chriss, President and CEO, PayPal. “If appointed, Carmine will be helpful in sharing his expertise in driving transformation and profitable growth in markets around the world to help us revolutionize commerce globally.”

Di Sibio has been with EY, one of the largest professional services organizations in the world with more than 380,000 people in 150 countries, since 1985. He was named Global Chairman and CEO in 2019. Prior to being elected to his current post, Carmine served as EY Global Managing Partner – Client Service. Carmine has spearheaded EY’s innovation efforts, including helping to create the Global Innovation team to redefine how EY uses technology to both transform existing services and create new solutions. Since joining EY in 1985, he has served as an Advisory and Assurance partner for many of the firm’s largest financial services accounts. He held several leadership positions, including Chair of the Global Financial Services Markets Executive and Regional Managing Partner for the Americas Financial Services Organization (FSO), where he started EY Risk Management and Regulatory Services.

Di Sibio previously announced he will retire from EY in June 2024. In accordance with EY policy and practice, he is only able to join a public company board upon his retirement.

In addition, Belinda Johnson who has served as a director since 2017, has informed the company that she will retire from the Board and not stand for re-election at the 2024 Annual Meeting of Stockholders in May.

“We want to thank Belinda for her contribution and service to PayPal and the Board over the past seven years,” said John Donahoe, Chair of the PayPal Board of Directors. “She has made a real positive impact. Her experience and thoughtful counsel have made PayPal a better company.”

About PayPal

PayPal has been revolutionizing commerce globally for more than 25 years. Creating innovative experiences that make moving money, selling, and shopping simple, personalized, and secure, PayPal empowers consumers and businesses in approximately 200 markets to join and thrive in the global economy. For more information, visit https://www.paypal.com, https://about.pypl.com, and https://investor.pypl.com.

Investor Relations Contact:

Ryan Wallace, ryanwallace@paypal.com

Media Relations Contact:

Josh Criscoe, jcriscoe@paypal.com